Exhibit 99.1

NEWS RELEASE	#18-10

CARBO® Announces Third Quarter 2018 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

HOUSTON, TX (October 25, 2018) – CARBO Ceramics Inc. (NYSE: CRR) today reported financial results for the third quarter of 2018.

•	Revenue for the third quarter of 2018 of $53.8 million, an increase of 7% year-on-year, resulting from solid revenue growth in our industrial and environmental business sectors.
•	Cash and cash equivalents and restricted cash grew to approximately $59 million, compared to approximately $55 million at the end of the second quarter of 2018.
•

Continued successful execution of our long term growth strategy of utilizing our unique technologies and assets to diversify revenue streams into other industries, to mitigate the deep cyclicality of the oil and gas industry.

•

Improved sales mix and revenue growth contributed to a strong Adjusted EBITDA incremental margin of 192% year-on-year in the third quarter of 2018; an improvement from an Adjusted EBITDA incremental margin of 55% year-on-year in the second quarter of 2018.

•	Year-to-date, have experienced a strong 65% Adjusted EBITDA incremental margin.
•	Signed non-binding Letter of Intent to sell Millen, Georgia plant for $26 million. Transaction expected to close before year-end.
•

Signed non-binding Letter of Intent to contribute certain idled assets for minority ownership in PicOnyx, Inc., developer of M-ToneTM, a new family of functional pigments for the plastics, paints, ink, coatings and adhesives markets.  Transaction expected to close before year-end.

CEO Gary Kolstad commented, “We were pleased with the growth rates of both our industrial and environmental business sectors as a result of our long term growth strategy to diversify our revenue streams.  I am confident we have the right strategy, technology and assets to execute our transformation plan.  Although our oilfield sector revenue was down year-on-year, we are very pleased to see our oilfield technology revenue grow in what remains a tough environment.  In addition, we were able to improve our cash position from the second quarter of 2018.

“A decline in oil and gas completion activity, along with increases in sand supplies from new regional sand mines, impacted our oilfield business during the third quarter.  Adjusting to this market decline, we incurred approximately $400 thousand of severance during the third quarter of 2018.

Oilfield sector revenue declined 3% year-on-year, and comprised approximately 75% of consolidated revenue.

“Oilfield technology ceramic revenue increased 20% year-on-year.  The year-on-year increase was driven by strong sales of KRYPTOSPHERE® HD.  Our technology product portfolio continues to demonstrate its high value through increased usage in oil and gas wells.

“STRATAGEN® consulting revenue increased 31% year-on-year.   Trust in our expert field consultants to manage fracture completions, continues to drive new client growth.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics Third Quarter 2018 Earnings Release

October 25, 2018

“Base ceramic revenue increased 26% year-on-year (adjusted for the sale of our Russian ceramic business).  Base ceramic is difficult to forecast due to uncertainty regarding timing of jobs, including client’s propensity to change completion designs.

“Frac sand related revenues decreased 18% year-on-year.  The pressure on our frac sand business increased as the quarter progressed due to the decline in oil and gas activity and more regional sand supply coming online.  This negatively impacted both sales volumes and average selling prices.

Industrial sector revenue grew 41% year-on-year, and comprised approximately 8% of consolidated revenue.

“We continue to build upon the foundry and grinding markets we have served for decades as well as expanding into other industrial markets.  Successful results from previous conversions have provided a tailwind for the marketing of our foundry products.  We were recently awarded four full sand-to-ceramic foundry conversions utilizing our ACCUCAST® ceramic media.  Our expanding grinding market product offerings provides us the ability to address a broader range of fine and ultra-fine grinding applications.

“Contract manufacturing revenue reached a new high during the third quarter.  Increasing contract manufacturing revenue is important in achieving our goal of returning the company to profitability, and this revenue stream will have high incremental margins as we layer in these opportunities.

Environmental sector revenue grew 73% year-on-year, and comprised approximately 17% of consolidated revenue.

“ASSETGUARDTM revenues for the third quarter of 2018 increased 73% year-on-year driven by increased GROUNDGUARD® sales and other manufactured products.  During the quarter, GROUNDGUARD was utilized in a new application to line a three acre recreational pond for a client.  This is another example of how we continue to expand the applications for our products outside the oilfield,” Mr. Kolstad said.

Third Quarter 2018 Results

Revenues for the third quarter of $53.8 million increased 7%, or $3.6 million, compared to revenue of $50.2 million in the same period of 2017.  The largest contributors to this increase were oilfield technology products, environmental products and industrial products.

The year-on-year increase in revenue combined with a more favorable sales mix contributed to an incremental gross margin of 268%.

Operating loss for the third quarter of 2018 improved to $14.8 million as compared to $177.1 million in the same period of 2017, primarily due to prior year charges that did not reoccur, a reduction in certain fixed structural costs combined with the increase in revenues.  Approximately 67% of the operating loss for the third quarter of 2018 consisted of non-cash expenses.

Cash and cash equivalents and restricted cash grew sequentially by approximately $4 million to $59 million.

Technology and Business Highlights

•

KRYPTOSPHERE ultra-conductive ceramic proppant technology continues to gain adoption and interest with clients.  During the quarter, KRYPTOSPHERE LD saw additional client interest and geographic expansion in North America, Europe, Middle East and South America.  In addition, KRYPTOSPHERE HD continues to be the proppant of choice in the Lower Tertiary Gulf of Mexico, due to its contribution to production performance compared to traditional bauxite-based proppant in high profile wells.  The superior shape and smooth surface of the mono mesh KRYPTOSPHERE has also allowed for more proppant to be placed per tool run, saving time and money for the operator.

CARBO Ceramics Third Quarter 2018 Earnings Release

October 25, 2018

•

During the quarter, SCALEGUARD® proppant-delivered scale-inhibiting technology continued its expansion with clients as part of their completion programs throughout the Permian and Uinta basins, as well as Canada.  SCALEGUARD continues to provide long-term inhibition in treated wells across North America, inhibiting millions of barrels of water with some wells exceeding two years of scale-free production, proving its value as the most efficient technology for long-term scale inhibition.

•

As part of expanding the GUARD® technology portfolio, SALTGUARD® proppant-delivered salt-inhibiting technology was commercialized during the quarter.  A large operator employed SALTGUARD in the Northeastern US which eliminated freshwater injections and sustained much higher production levels than their untreated wells.  The operator plans to employ SALTGUARD in its new wells in the area.

•

The use of CARBOAIR® ultra low-density ceramic proppant for open hole gravel packs applications continued to expand in the quarter, now having been placed in over 30 gravel packs.  All reporting 100% success rate with zero instances of incomplete placements.  The client also reported that CARBOAIR technology reduced pumping rate and frac pressures, and expanded their gravel pack fluid selection.  CARBOAIR is 25% lower density than sand which improves proppant placement.

•

In Western Canada, a large operator used CARBONRT® inert tracer technology within their cement slurry for identifying cement top location.  The improved detection with lighter weight cements helped to address local regulation requirements and avoid costs and time associated with cement squeezes.

•

The first use of CARBONRT inert tracer technology in a horizontal well was recently documented and presented to a full house at the 2018 Society of Petroleum Engineers Annual Technical Conference and Exhibition (SPE ATCE).  This technology has been used extensively for nearly ten years in vertical wells to detect proppant height location without the need for hazardous radioactive materials.  In this new application, the operator was able to determine cluster efficiency while deploying diverters on multiple stages.

•

QUANTUM™, a proprietary Propped Reservoir Volume™ (PRV™) imaging service, completed another field trial in the STACK play in Oklahoma during the quarter as the technology and service continues to be enhanced and perfected.  QUANTUM technology is designed to visualize the location of the PRV to optimize vertical and horizontal well spacing as well as stimulation design.

•

At this same SPE ATCE conference, STRATAGEN consultants presented a paper illustrating the impact of fracture effectiveness on well economics in the Haynesville shale.  Using both modeling and field results, the paper presents how fractures lose effectiveness over time due to stress on proppant and production drawdown.  It further shows that life of well economics can be improved by replacing 40% of the sand with low density ceramic, due to improved effective fracture conductivity.

•

During the quarter, four full sand-to-ceramic conversions using ACCUCAST high-performance ceramic casting media were awarded as the industry continues to address OSHA Permissible Exposure Limits (PEL) to improve worker safety.  By utilizing ACCUCAST as their casting media, clients can eliminate employees’ exposure to respirable silica dust while improving overall casting quality and reducing costs.

•

The CARBOGRIND® portfolio of high-performance industrial grinding media has expanded further during the quarter, now offering over 60 products varying in size and density.  The recent expansion of products supports clients’ needs to mill a range of soft to hard minerals, within fine and ultra-fine grinding applications.

CARBO Ceramics Third Quarter 2018 Earnings Release

October 25, 2018

•

GROUNDGUARD® pre-fabricated liner from ASSETGUARD was selected to line a large-scale, three-acre recreational pond used for fishing and other activities.  The owner of the recreational pond selected GROUNDGUARD over other available products in the market due to its durability, impermeability and ease of installation.  This is the first application of this type for GROUNDGUARD with plans to provide the client a second order in early 2019.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, "Year-to-date, we have experienced a very strong 65% Adjusted EBITDA incremental margin.  Although reduced completion activity, along with seasonality, will impact fourth quarter revenue, we expect to see improved year-on-year margins in the fourth quarter of 2018 as well.

“In North America, the combination of lower completion activity, customers’ budget exhaustion, and additional regional sand capacity coming online, leads us to estimate our full year 2018 consolidated revenue will approximate $210 million.  The main driver for the reduced revenue forecast for the full year 2018, is softening industry demand for both our base ceramic and frac sand proppants.   In addition, this decline in industry activity has shifted our path to positive EBITDA into next year.

“We continue to be very encouraged by customer interest in our three sectors’ technology products, increasing international activity, and the expected recovery in the North American oilfield in 2019.  This, combined with continued reduction in structural costs gives us confidence in reaching positive EBITDA.  We expect our efforts to reduce working capital levels and the sale of the Millen plant to strengthen cash levels and maintain a strong balance sheet.

Oilfield Sector:

“We expect our ceramic technology sales to finish the year strong relative to the third quarter of 2018 driven by sales of KRYPTOSPHERE, the Guard family, NRT and CARBOAIR products.

“Demand for STRATAGEN’s consulting services is expected to stay healthy during the fourth quarter of 2018.  We have seen our client list expand as operators rely on STRATAGEN to provide consulting services to optimize their well completions and enhance production.

“Our software business is expected to be steady during the fourth quarter of 2018, following the modest growth pattern we have seen in Fracpro® sales throughout the year.  We continue to look for new opportunities to grow our software business.

Due to the well-publicized lower completion activity in the industry, we now believe our full year revenues for base ceramic and sand proppants to be down 20% to 25% from where we anticipated as we exited the second quarter of 2018.    In base ceramic proppants, one of our strategies to reduce working capital is to change the traditional business model from manufacturing and stocking of inventory, to one which incorporates production on demand along with upfront cash commitments.  For frac sand, we are pleased to have signed a contract for an estimated 550,000 tons of annual capacity during the third quarter of 2018, which will offset some of the softening demand we encountered during the quarter.  The benefits of the contract include the use of our sand facility, rail cars and distribution center.

Industrial Sector:

“We anticipate our industrial revenues to increase year-on-year during the fourth quarter driven by increased industrial ceramic media sales along with continued contract manufacturing revenue.

“The client gains we have made in industrial ceramic and contract manufacturing is building a growing base of business for 2019.  The Industrial sector outlook through 2019 is positive and we should continue to see double digit revenue growth along with strong margins.

CARBO Ceramics Third Quarter 2018 Earnings Release

October 25, 2018

Environmental Sector:

“ASSETGUARD continues to perform well and its profitability has significantly improved year-on-year.  Given the recent slowdown in oil and gas activity, we believe the fourth quarter will result in more modest growth year-on-year than what we witnessed in the third quarter of 2018.  We expect continued growth in industrial applications for ASSETGUARD’s products.

“As demonstrated by our evolving revenue mix, our long term growth strategy to diversify our revenue streams across multiple industries is proving to be successful.  Swings in oilfield activity have a significant impact on us today but successful execution of our transformation strategy will help lessen the negative impact of those swings and improve our profitability.  Maintaining healthy cash levels during this transformation is key and we continue to take actions to maintain a strong balance sheet,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s third quarter 2018 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10125107

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through November 1st, 2018 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10125107.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.  The Company has two reportable operating segments: 1) oilfield and industrial technologies and services and 2) environmental technologies and services.

CARBO Oilfield Technologies – is a leading provider of market-leading technologies to create engineered production enhancements solutions that help E&P operators to design, build and optimize the frac – increasing well production and estimated ultimate recovery, and lower finding and development cost per barrel of oil equivalent.

CARBO Industrial Technologies - is a leading provider of high-performance ceramic media and industrial technologies engineered to increase process efficiency, improve end-product quality and reduce operating cost. Our minerals processing and custom manufacturing services help bring new products to market faster and meet customer demands while minimizing investment.

CARBO Environmental Technologies – is a leading provider of spill prevention and containment solutions that provide the highest level of protection for clients’ assets and the environment in oil and gas and industrial applications. Our range of innovative products feature a proprietary polyurea coating technology that creates a seamless, impermeable, maintenance-free layer of protection.

CARBO Ceramics Third Quarter 2018 Earnings Release

October 25, 2018

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics Third Quarter 2018 Earnings Release

October 25, 2018

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In thousands except per share)		(In thousands except per share)
Revenues	$53,819	$50,173	$161,175	$128,415
Cost of sales (exclusive of depreciation and amortization shown below)	50,514	53,805	152,303	142,830
Depreciation and amortization	8,058	10,891	24,793	32,999
Gross loss	(4,753)	(14,523)	(15,921)	(47,414)
SG&A expenses (exclusive of depreciation and amortization shown below)	10,121	9,494	30,412	29,272
Depreciation and amortization	625	641	1,859	1,924
Loss on sale of Russian proppant business	—	26,728	350	26,728
Other operating (income) expense	(718)	125,738	(777)	125,738
Operating loss	(14,781)	(177,124)	(47,765)	(231,076)
Other expense, net	(2,126)	(1,657)	(6,220)	(5,182)
Loss before income taxes	(16,907)	(178,781)	(53,985)	(236,258)
Income tax benefit	(171)	(316)	(164)	(527)
Net loss	$(16,736)	$(178,465)	$(53,821)	$(235,731)
Loss per share:
Basic	$(0.62)	$(6.69)	$(2.00)	$(8.84)
Diluted	$(0.62)	$(6.69)	$(2.00)	$(8.84)
Average shares outstanding:
Basic	27,169	26,691	26,964	26,655
Diluted	27,169	26,691	26,964	26,655

Disaggregated Revenue	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2018	2017	2018	2017
Technology products and services	$12,922	$10,813	$35,578	$28,543
Industrial products and services	4,153	2,955	10,714	7,372
Base ceramic and sand proppants	27,520	31,079	90,558	75,754
Oilfield and Industrial Technologies and Services Segment	44,595	44,847	136,850	111,669
Environmental Technologies and Services Segment	9,224	5,326	24,325	16,746
Total	$53,819	$50,173	$161,175	$128,415

(Loss) income before income taxes	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2018	2017	2018	2017
Oilfield and Industrial Technologies and Services Segment	$(17,904)	$(178,603)	$(56,217)	$(235,803)
Environmental Technologies and Services Segment	997	(178)	2,232	(455)
Total	$(16,907)	$(178,781)	$(53,985)	$(236,258)

CARBO Ceramics Third Quarter 2018 Earnings Release

October 25, 2018

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(16,736)	$(178,465)	$(53,821)	$(235,731)
Interest expense, net	2,292	1,915	6,393	5,630
Income tax benefit	(171)	(316)	(164)	(527)
Depreciation and amortization	8,683	11,532	26,652	34,923
EBITDA	$(5,932)	$(165,334)	$(20,940)	$(195,705)
(Gain) loss on disposal or impairment of assets	(1,038)	125,738	(1,097)	125,738
Loss on sale of Russian proppant business	—	26,728	350	26,728
Other charges	1,048	—	1,390	3
(Gain) loss on derivative instruments	(217)	(285)	(847)	916
Adjusted EBITDA	$(6,139)	$(13,153)	$(21,144)	$(42,320)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.

Balance Sheet Information

	September 30,	December 31,
	2018	2017
	(in thousands)
Assets
Cash and cash equivalents	$48,872	$68,169
Restricted cash (current)	5,932	6,935
Other current assets	134,760	120,693
Restricted cash (long-term)	3,780	3,281
Property, plant and equipment, net	281,323	324,186
Goodwill	3,500	3,500
Intangible and other assets, net	8,576	13,834
Total assets	$486,743	$540,598
Liabilities and Shareholders’ Equity
Derivative instruments	$563	$2,537
Notes payable, related parties (current)	27,040	—
Other current liabilities	34,181	39,894
Deferred income taxes	63	230
Long-term debt and notes payable, related parties, net	61,211	87,738
Other long-term liabilities	6,492	4,434
Shareholders’ equity	357,193	405,765
Total liabilities and shareholders’ equity	$486,743	$540,598

Contact:
Mark Thomas, Director, Investor Relations

(281) 921-6458